Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of May 31, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of May 31, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $648,744)	$647,652
Cash and cash equivalents	48,335
Other assets	20,150
Other liabilities	(192,164)
Net Asset Value	$523,973
Number of outstanding shares	50,804,553

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of May 31, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of May 31, 2026
Anchor I Shares	$168,014	16,289,578	$10.31
Anchor I-B Shares	$17,600	1,705,948	$10.32
Anchor II Shares	$169,995	16,524,726	$10.29
Anchor II-B Shares	$1	110	$10.32
Anchor III Shares	$104,022	10,061,591	$10.34
E Shares	$48,189	4,650,167	$10.36
Standard A Shares	$16,150	1,572,283	$10.27
Standard B Shares	$1	110	$10.31
V Shares	$1	40	$25.00

Total	$523,973	50,804,553